                                   EXHIBIT 11

                      BROWN & SHARPE MANUFACTURING COMPANY
                      ------------------------------------
               STATEMENT REGARDING COMPUTATION OF PER SHARE DATA*
               -------------------------------------------------
                 (dollars in thousands, except per share data)

                                                              Dec. 31,  Dec. 31,  Dec. 31,
                                                                1996      1995      1994
                                                              --------  --------  ---------
     Primary
      Average shares outstanding                                 9,670     8,715     6,057
      Net effect of dilutive stock options -- based on the
       treasury stock method using average market price            178        58         -
                                                                ------    ------  --------
      Total                                                      9,848     8,773     6,057
                                                                ======    ======  ========

      Net income (loss)                                         $7,805    $1,926  $(14,335)
                                                                ======    ======  ========

      Per share amount                                          $ 0.79    $ 0.22  $  (2.37)
                                                                ======    ======  ========

     Fully Diluted
      Average shares outstanding                                 9,670     8,715     6,057
      Net effect of dilutive stock options -- based on the
       treasury stock method using the year-end market
       price, if higher than average market price                  276       143         -
      Assumed conversion of 9-1/4% convertible
       subordinated debentures                                       *         *         *
                                                                ------    ------  --------
      Total                                                      9,946     8,858     6,057
                                                                ======    ======  ========

      Net income (loss)                                         $7,805    $1,926  $(14,335)
                                                                ======    ======  ========

      Per share amount                                          $ 0.78    $ 0.22  $  (2.37)
                                                                ======    ======  ========

     * Conversion of the 9-1/4% convertible subordinated debentures is not assumed in the computation because its effect is anti-dilutive.